AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT
       BETWEEN USALLIANZ ADVISERS LLC (THE "MANAGER"), USALLLIANZ VARIABLE
        INSURANCE PRODUCTS TRUST (THE "TRUST") AND PRUDENTIAL INVESTMENT
                    MANAGEMENT, INC (THE "PORTFOLIO MANAGER")
                           Effective September 8, 2003


In connection with securities transactions for a series of the Trust (a "Fund"), the Portfolio Manager that is (or whose affiliated person is) entering into the transaction, and any other portfolio manager that is advising an affiliate of the Fund (collectively, the "Portfolio Managers", for the purpose of this Amendment) entering into the transaction are prohibited from consulting with each other concerning transactions for the Fund in securities or other assets.

This prohibition does not apply to communications in connection with the
Manager's: (i) responsibility for evaluating and monitoring the Portfolio Manager(s); (ii) determination of the allocation of assets among the Portfolio Manager(s); and (iii) investment discretion with respect to the investment of Fund assets not otherwise assigned to a portfolio manager.


                                    USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST


                                    By:             /s/ Christopher H. Pinkerton
                                    Printed Name:   Christopher H. Pinkerton
                                    Title:          President


                                    USALLIANZ ADVISERS LLC


                                    By:             /s/ Jeffrey Kletti
                                    Printed Name:   Jeffrey Kletti
                                    Title:          Senior Vice President


                                    PRUDENTIAL INVESTMENT MANAGEMENT, INC.


                                    By:             /s/ James J. Sullivan
                                    Printed Name:   James J. Sullivan
                                    Title:          Senior Managing Director